BIO-DIESEL MARKETING AGREEMENT

THIS BIO-DIESEL MARKETING AGREEMENT (the "Agreement") is entered into by and among Eco-Energy Biodiesel LLC. (hereinafter “Eco”), a Tennessee Corporation with its main office located at 730 Cool Springs Blvd, Suite 130, Franklin, Tennessee 37067, and SOUTHERN IOWA BIOENERGY, LLC (hereinafter “SOUTHERN IOWA BIOENERGY”), an Iowa limited liability company, with its main office located at 115 S. Linden St. Lamoni, Iowa 50140.

RECITALS:

WHEREAS, SOUTHERN IOWA BIOENERGY is developing a bio-diesel plant facility producing approximately 30 million gallons per year of bio-diesel located in Osceola, IA (the “Plant”) and desires to establish an output-marketing contract; and

WHEREAS, Eco is a reseller in bio-diesel and is experienced in the marketing and transportation of such bio-diesel, and is willing to agree to purchase the entire bio-diesel output of the Plant.

NOW, THEREFORE, IT IS AGREED AS FOLLOWS BETWEEN THE PARTIES:

1.
Eco Services. Eco shall, during the term hereof, purchase and take delivery of the Plant's entire output of bio-diesel and shall provide certain transportation services to SOUTHERN IOWA BIOENERGY (the "Eco Program"). The Eco services to be provided are set forth in Sections 2, 3, 4 and 5 and the exhibits attached hereto which are referred to therein.

2.
Eco Take or Pay Bio-diesel Purchases. Subject to the provisions of this Agreement, SOUTHERN IOWA BIOENERGY agrees to sell to Eco, and Eco agrees to purchase from SOUTHERN IOWA BIOENERGY 100% of the production of the Plant's bio-diesel during the term of this Agreement.

(a)
Eco agrees to pay SOUTHERN IOWA BIOENERGY for all bio-diesel shipped by Eco from the Plant, a price equal to the F.O.B. Plant Price. For purposes of this provision, the “F.O.B. Plant Price” shall mean the actual purchase price of bio-diesel purchased by Eco less the fees set forth in Section 6 and transportation costs payable by SOUTHERN IOWA BIOENERGY pursuant to Section 5.

(b)
On a daily basis, weekends and holidays excluded, SOUTHERN IOWA BIOENERGY shall provide Eco with certified meter or weight certificates for the previous day’s shipments of bio-diesel. Eco shall pay SOUTHERN IOWA BIOENERGY the F.O.B. Plant Price defined in paragraph 2(a) above, for all properly documented shipments. Eco shall deliver to SOUTHERN IOWA BIOENERGY payment for such shipments on the following Friday of each one week shipment period (Sunday through Saturday); provided Eco has received proper documentation of such shipments by Sunday 12:00 noon. Eco agrees to maintain accurate records of its’ purchases (bill of lading documentation and purchase confirmation only) and to provide such records to SOUTHERN IOWA BIOENERGY upon request.

(c)
Eco agrees to use its best efforts to achieve the highest price of bio-diesel available under prevailing market conditions as judged in good faith by Eco and agrees to communicate to SOUTHERN IOWA BIOENERGY the terms and conditions of biodiesel sales as set forth in Section 7.

(d)
Notwithstanding the foregoing, Eco shall not contract for the sale of bio-diesel to its customers more than one hundred eighty (180) days in advance, unless SOUTHERN IOWA BIOENERGY explicitly approves the price and terms of any such contract and provides notice of such approval to Eco. Upon notice of termination, Eco shall not contract for the sale of bio-diesel to its customers more than ninety (90) days in advance, unless SOUTHERN IOWA BIOENERGY explicitly approves the price and terms of any such contract and provides notice of such approval to Eco. Eco will advise SOUTHERN IOWA BIOENERGY weekly and update SOUTHERN IOWA BIOENERGY monthly on all outstanding contractual obligations, and the terms thereof.

3. Delivery and Title.

(a)
Delivery and receipt of volumes of bio-diesel hereunder shall take place at the loading flange between the Plant, or otherwise wherever the bio-diesel has been stored, and the rail cars or trucks (the “Delivery Point”). Eco and its agents shall be given access to the Plant in a manner and at all times reasonably necessary and convenient for Eco to take delivery as provided herein. Eco shall schedule the loading and shipping of all bio-diesel purchased hereunder, whether shipped by truck or rail. All labor and equipment necessary to load or unload trucks or rail cars shall be supplied by SOUTHERN IOWA BIOENERGY without charge to Eco. The parties agree to handle the bio-diesel in a good and workmanlike manner in accordance with the other’s reasonable requirements and in accordance with normal industry practice.

(b)
SOUTHERN IOWA BIOENERGY shall provide storage space for not less than ten (10) full days of production of bio-diesel, based on normal operating capacity. Eco warrants and agrees to remove bio-diesel before the aforementioned storage limits are exceeded. SOUTHERN IOWA BIOENERGY shall inform Eco daily of inventory status by 8:30 am CDT.

(c)
Eco shall give to SOUTHERN IOWA BIOENERGY a schedule of quantities of bio-diesel to be removed by truck and rail respectively with sufficient advance notice reasonably to allow SOUTHERN IOWA BIOENERGY to provide the required services described herein. SOUTHERN IOWA BIOENERGY shall provide the labor, equipment and facilities necessary to meet Eco’s loading schedule.

(d)
Eco shall provide loading orders (via verbal or electronic communication) as necessary to permit SOUTHERN IOWA BIOENERGY to maintain its usual production schedule, provided, however, that Eco shall not be responsible for failure to schedule removal of bio-diesel unless SOUTHERN IOWA BIOENERGY shall have provided to Eco production schedules as follows: at least five (5) days prior to the beginning of each calendar month during the term hereof, SOUTHERN IOWA BIOENERGY shall provide to Eco a tentative schedule for production in the next calendar month. On Friday of each week, SOUTHERN IOWA BIOENERGY shall provide to Eco a schedule for actual production for the following production week (Monday through Sunday).

(e)
Title and risk of loss shall pass to Eco at the point in time when loading the bio-diesel into trucks or rail cars has been completed and delivery of the bill of lading for each such shipment to Eco or its agent, including any transportation provider selected in accordance with Section 5(e) of this Agreement. Title and risk of loss or damage shall only pass from SOUTHERN IOWA BIOENERGY to Eco upon such delivery. Until such time, SOUTHERN IOWA BIOENERGY shall be deemed to be in control of and in possession of and shall have title to and risk of loss in the bio-diesel.

4. Quantity and Weights; Quality.

(a)
The total production amount of bio-diesel shall be determined by SOUTHERN IOWA BIOENERGY’s production schedule. SOUTHERN IOWA BIOENERGY makes no warranty or representation as to the exact quantities or timing of bio-diesel to be produced pursuant to this Agreement. However, SOUTHERN IOWA BIOENERGY shall deliver in accordance with delivery schedules on all obligated contracts.

(b)
The quantity of bio-diesel delivered to Eco from the Plant shall be established by meter or weight certificates, obtained from meters or scales at the Plant, which shall be maintained by SOUTHERN IOWA BIOENERGY as required by applicable laws, rules and regulations. The outbound meter or weight certificates shall be determinative of the quantity of the bio-diesel for which Eco is obligated to pay pursuant to Section 2 above, and such quantity shall be measured using net 60 degree Fahrenheit compensated gallons.

(c)
Bio-diesel to be produced pursuant to this Agreement by SOUTHERN IOWA BIOENERGY shall meet or exceed all specifications ASTM D6751 fuel bio-diesel as well as any changes in fuel bio-diesel industry standards that might occur after the execution of this Agreement.

5. Eco Transportation Services. Eco agrees to diligently pursue, secure and maintain all necessary agreements to transport the bio-diesel to the Delivery Point. Eco shall be solely responsible for the arrangement of transportation, except as otherwise provided I paragraph (e) of this Section 5, and covenants to use its best efforts to obtain the best commercially reasonable prices in respect of transportation such that SOUTHERN IOWA BIOENERGY achieves the highest net price possible after payment for costs in accordance with this Section 5.

(a)
Eco, in consultation with SOUTHERN IOWA BIOENERGY, shall be responsible for estimating the number of rail car leases required to handle the transportation of the bio-diesel. All rail cars for bio-diesel shall be the largest allowable tank cars as determined by Eco. With respect to bio-diesel, all such cars shall meet all applicable Department of Transportation and Federal Railroad Administration specifications for shipping bio-diesel. All rail freight charges shall be the responsibility of SOUTHERN IOWA BIOENERGY and shall be billed directly to SOUTHERN IOWA BIOENERGY. SOUTHERN IOWA BIOENERGY will invoice Eco for rail freight along with a copy of the actual railroad invoice. (this amount will be paid the following Friday upon receipt of invoice by Eco); provided, however that if tank cars for bio-diesel are not loaded to full visible capacity, SOUTHERN IOWA BIOENERGY shall pay in full the portion of freight charges allocable to the unused capacity of the car. Such invoiced amounts shall be paid by Eco to SOUTHERN IOWA BIOENERGY the Friday following receipt of such invoice by Eco.

(b)
Eco shall negotiate the terms of and execute such rail car leases and rates on behalf of SOUTHERN IOWA BIOENERGY; provided, however, that any and all rail car leases executed by Eco shall be in substantially the same form as a standard rail car lease for current industry standards in the biodiesel production industry. All rail leases shall be placed in the sole name of SOUTHERN IOWA BIOENERGY. SOUTHERN IOWA BIOENERGY shall reimburse Eco for any reasonable expenses incurred by Eco associated with such rail car leases, to the extent such expenses are not already accounted for in the price of the bio-diesel..

(c)
Eco shall negotiate, in consultation with SOUTHERN IOWA BIOENERGY, the terms of rail freight contracts and rates on behalf of SOUTHERN IOWA BIOENERGY. The rail freight contracts shall be placed in the sole name of SOUTHERN IOWA BIOENERGY.

(d)	Eco shall order and supply trucks as scheduled for truck shipments. All truck freight charges shall be the responsibility of Eco and shall be billed directly to Eco.

(e)
Notwithstanding the foregoing, SIBE shall have the right, upon 10 days advance notice to Eco, to elect to make arrangements for the transportation of the biodiesel with such transportation provider(s) and for such period(s) during the term of the Agreement as specified in the notice to Eco; provided, however, that the service and rates of the transportation provider(s) selected by SIBE shall be comparable to and competitive with the service and rates of similar transportation providers in the bio-diesel industry. In such event, Eco shall utilize the transportation services arranged by SIBE in fulfilling its obligations under this Agreement. Except as mutually agreed by the parties, such election shall not otherwise alter the duties of Eco or SIBE under this Agreement. Eco-Energy shall have the ability to utilize additional carriers as needed during the term of the agreement

6.
Fees. SOUTHERN IOWA BIOENERGY shall pay a fee for services of Eco and materials provided hereunder of 1.0% of the net purchase price per net gallon of bio-diesel purchased by Eco during the term of the Agreement (the "Marketing Fee"). The Marketing fee shall be a minimum of $0.015 cents per net gallon of biodiesel. The Marketing Fee shall be payable monthly on actual gallons shipped from the prior month as evidenced by meter or weight certificates provided to Eco by SOUTHERN IOWA BIOENERGY. SOUTHERN IOWA BIOENERGY shall pay or cause to be paid all valid levies, assessments, duties, rates and taxes (together "Taxes") on all bio-diesel accrued or incurred prior to delivery and Eco shall pay or cause to be paid all Taxes after delivery hereunder. SOUTHERN IOWA BIOENERGY shall pay all unavoidable costs such as government tariffs or assessment fees, import/export handling fees, assessments, inspection fees, or any other that has been approved by the appropriate member of the board of directors. Payment from SOUTHERN IOWA BIOENERGY for the Marketing Fees shall be subtracted from Eco’s first weekly wire payment of the following month for bio-diesel purchases.

7.
SOUTHERN IOWA BIOENERGY Representative. SOUTHERN IOWA BIOENERGY shall designate one or more persons who shall be authorized and directed to receive services hereunder and to make all merchandising, purchasing and sales decisions for SOUTHERN IOWA BIOENERGY (the "Representative"). Each purchase order will be presented to the SOUTHERN IOWA BIOENERGY Representative by Eco for verbal or written approval. Upon such approval and purchase, a written confirmation of the purchase contract will be submitted to SOUTHERN IOWA BIOENERGY by Eco, encompassing the details of such purchase. All directions, transactions and authorizations given by such Representative to Eco shall be binding upon SOUTHERN IOWA BIOENERGY. Eco shall be entitled to rely on the authorization of the Representative until it receives written notification from SOUTHERN IOWA BIOENERGY that such authorization has been revoked. The terms of such purchase orders shall be consistent with the provisions of this Agreement and may include, but shall not necessarily be limited to, price, volume, delivery schedule, and shipping instructions.

8.	Eco Limitations.

(a)
Eco assumes no responsibility for the completion or performance of any contracts between SOUTHERN IOWA BIOENERGY and any third party customer or suppliers of SOUTHERN IOWA BIOENERGY's customers and suppliers, and SOUTHERN IOWA BIOENERGY agrees it shall not bring any action or make any claim against Eco based on any act, omission or claim of any third party customers or suppliers. Eco shall be responsible for all its customer billing and account servicing, including, but not limited to, the collection of amounts owed Eco by its customers, Eco shall bear all costs associated with such billing and collection activities, and Eco shall assume all losses due to failure of its customers to pay their account. Eco reserves the right to refuse business to anyone due to credit and market risk.

(b)
SOUTHERN IOWA BIOENERGY is responsible to cover all non-deliveries of any product that is contracted between Eco and SOUTHERN IOWA BIOENERGY in a timely manner in order to stay within the time parameters of the contract. Eco will assist in procuring product from other suppliers to cover these non-deliveries.

(c)	If any party terminates this Agreement for any reason, both parties will be responsible to complete any existing purchase contracts.

9.	Separability and Non-liability. The services, contracts and relationships between SOUTHERN IOWA BIOENERGY and Eco are independent and separable.

10.
Confidentiality Agreement. The parties agree, to the extent permitted by law, to preserve and protect the confidentiality of the Agreement. Both parties recognize that federal or state law may require the filing of the Agreement with, or the furnishing of information to, governmental authorities or regulatory agencies. Both parties further recognize the need, from time to time, for the submission of the Agreement to affiliates, consultants, or contractors performing work on, or related to, the subject matter of the Agreement. SOUTHERN IOWA BIOENERGY and Eco agree to allow the submission of the Agreement to affiliates, consultants, or contractors if such affiliates, consultants, or contractors agree to protect the confidentiality of the Agreement. In the event either party is of the opinion that applicable law requires it to file the Agreement with, or to disclose information related to the Agreement (other than information required by laws and regulations in effect as of the date hereof to be furnished in periodic reports to governmental authorities) to, any judicial body, governmental authority or regulatory agency, that party shall so notify the other party in writing prior to the disclosure or filing of the Agreement.

11.
Public Disclosure. Any public announcements concerning the transaction contemplated by this letter shall be approved in advance by Eco and SOUTHERN IOWA BIOENERGY except for disclosures required by law, in which case the disclosing party shall provide a copy of the disclosure to the other party prior to its public release.

12.
Solicitation. SOUTHERN IOWA BIOENERGY agrees not to contact or interfere with, solicit, disrupt or attempt to disrupt relationships, contractual or otherwise, between Eco and any of its customers, employees or vendors.

13.
Force Majeure. Neither SOUTHERN IOWA BIOENERGY nor Eco will be liable to the other for any failure or delay in the performance of any obligation under this Agreement due to events beyond its reasonable control, including, but not limited to, fire, storm, flood, earthquake, explosion, act of the public enemy or terrorism, riots, civil disorders, public emergency, sabotage, strikes, lockouts, labor disputes, labor shortages, war, stoppages or slowdowns initiated by labor, transportation embargoes, failure or shortage of materials, acts of God, or acts or regulations or priorities of the federal, state or local government or branches or agencies thereof.

14.	Terms and Termination.

(a)
The initial term of this Agreement shall commence on the first day of bio-diesel production and shall continue for three (3) years. This contract will automatically renew for an additional term of three (3) years unless SOUTHERN IOWA BIOENERGY gives written notice at least four (4) months prior to the end of the initial term.

(b)
This Agreement may be terminated by SOUTHERN IOWA BIOENERGY as to Eco in the event of material breach of any of the material terms hereof by Eco, by written notice specifying the breach, which notice shall be effective fifteen (15) days after it is given unless Eco cures the breach within such time. This Agreement may be terminated by Eco as to SOUTHERN IOWA BIOENERGY in the event of material breach of any of the material terms hereof by SOUTHERN IOWA BIOENERGY by written notice specifying the breach, which notice shall be effective fifteen (15) days after it is given unless SOUTHERN IOWA BIOENERGY cures the breach within such time. If any material breach by SOUTHERN IOWA BIOENERGY as to Eco or by Eco as to SOUTHERN IOWA BIOENERGY that cannot be resolved within 15 days, both parties may mutually agree in writing as to the length of time needed to resolve the material breach.

(c)	This Agreement may also be terminated at any time upon the mutual written consent of both parties on such terms as the parties may agree.

(d)
In addition to any other method of terminating this Agreement, Eco may unilaterally terminate this Agreement at any time if such termination shall be required by any regulatory authority, and such termination shall be effective on the 30th day following the giving of notice of intent to terminate; provided, however, that if such termination is required due to Eco's wrongful or illegal acts, such termination shall constitute an event of material breach of this Agreement.

(e)
In addition to any other rights and remedies the parties may have, either party hereto may terminate this Agreement effective immediately upon delivery of written notice to the other party, if the other party (i) is unable to pay its debts as they mature or admits in writing its inability to pay its debts as they mature, (ii) makes a general assignment for the benefit of its creditors, (iii) files a voluntary petition for bankruptcy, or (iv) applies for the appointment of a receiver or trustee for all or substantially all of its assets or permits the appointment of any such receiver or trustee who is not discharged within a period of sixty (60) days after such appointment, with regards to bankruptcy. However the parties are still financially responsible to cover all contracts previously agreed to.

15.
Licenses, Bonds, and Insurance. Each party represents that it now has and will maintain in full force and effect during the term of this Agreement, at its sole cost, all necessary state and federal licenses, bonds and insurance in accordance with applicable state or federal laws and regulations.

(a)
During the entire term of this Agreement, SOUTHERN IOWA BIOENERGY will purchase and maintain insurance coverage which is standard for a company of its type and size which is engaged in the business of producing and selling bio-diesel. Eco shall be named as an additional insured on all such policies, as its interest appears. All such policies shall contain provisions to the effect that in the event of payment of any loss or damage the insurers will have no rights of recovery against any of the insureds or additional insureds thereunder.

(b)
Also during the term of this Agreement, Eco shall purchase and maintain commercial general liability insurance, with liability limits of not less than $2,000,000 with an umbrella policy of $5,000,000 which shall be endorsed to require at least thirty (30) days notice to SOUTHERN IOWA BIOENERGY prior to the effective date of any termination or cancellation of coverage. SOUTHERN IOWA BIOENERGY shall be named as an additional insured on all such policies and Eco shall provide a certificate of insurance to SOUTHERN IOWA BIOENERGY to establish the coverage maintained by the commencement date of this Agreement.

16.
Limitation of Liability. EACH PARTY UNDERSTANDS THAT NO OTHER PARTY MAKES ANY GUARANTEE, EXPRESS OR IMPLIED, TO ANY OTHER OF PROFIT, OR OF ANY PARTICULAR ECONOMIC RESULTS FROM TRANSACTIONS HEREUNDER. IN NO EVENT SHALL ANY PARTY BE LIABLE FOR SPECIAL, COLLATERAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES FOR ANY ACT OR OMISSION COMING WITHIN THE SCOPE OF THIS AGREEMENT, OR FOR BREACH OF ANY OF THE PROVISIONS OF THIS AGREEMENT, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. SUCH EXCLUDED DAMAGES INCLUDE, BUT ARE NOT LIMITED TO, LOSS OF GOOD WILL, LOSS OF PROFITS, LOSS OF USE AND INTERRUPTION OF BUSINESS. EXCEPT AS SPECIFICALLY STATED IN THIS AGREEMENT, THE PARTIES MAKE NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

17.
Disclaimer. SOUTHERN IOWA BIOENERGY understands and agrees that Eco makes no warranty respecting legal or regulatory requirements and risks. SOUTHERN IOWA BIOENERGY shall obtain such legal and regulatory advice from third parties as it may deem necessary respecting the applicability of legal and regulatory requirements applicable to SOUTHERN IOWA BIOENERGY's business.

18.
Indemnity. The Parties agree that they shall absolve, release and refrain from seeking remedies against each other and their officers, agents, employees, subcontractors and insurers for any and all losses, claims, damages, costs, suits and liabilities for damage, deterioration of quality, shrinkage in quantity, loss of grade or loss of bio-diesel resulting from the inherent nature of transfer operations and the inherent nature of bio-diesel provided that this in no way shall relieve the parties for their own negligence, willful misconduct or theft. Each party to this contract shall indemnify, defend and hold the other harmless from claims, demands and causes of action asserted against the other by any person (including without limitation employees of either party) for personal injury or death, or for loss of or damage to property resulting from the willful or negligent acts or omissions of the indemnifying party. Where personal injury, death or loss of or damage to property is the result of the joint negligence or misconduct or the parties hereto, the parties expressly agree to indemnify each other in proportion to their respective share of such joint negligence or misconduct.

19.
Nature of Relationship. Eco is an independent contractor providing services to SOUTHERN IOWA BIOENERGY. No employment relationship, partnership or joint venture is intended, nor shall any such relationship be deemed created hereby. Each party shall be solely and exclusively responsible for its own expenses and costs of performance.

20.
Notices. Any notices permitted or required hereunder shall be in writing, signed by an officer duly authorized of the party giving such notice, and shall either be hand delivered or mailed. If mailed, notice shall be sent by certified, first class, return receipt requested, mail to the address shown above, or any other address subsequently specified by notice from one party to the other.

21.
Compliance With Governmental Controls. To the extent applicable, the parties agree to comply with all laws, ordinances, rules, codes, regulations and lawful orders of any federal, state or local government authority applicable to the performance of the Agreement, including, without limitation, those pertaining to the environment, safety, health, social security, old age pension, wage hour laws, unemployment compensation, non-discrimination on the basis of race, religion, color, sex or national origin and affirmative action.

22.
New Or Changed Regulations. The parties enter the Agreement in reliance upon the laws, rules, regulations, interpretations, decrees, agreements, and concessions of, and arrangements (hereafter called “Regulations”) with governments or governmental instrumentalities in effect on the effective date of the Agreement with respect to or directly or indirectly affecting the bio-diesel to be delivered, including without limitation, production, gathering, manufacturing, transportation, sale and delivery thereof insofar as said Regulations affect SOUTHERN IOWA BIOENERGY and Eco and its customers. In the event that at any time subsequent to the date of the Agreement, any of said Regulations are changed or new Regulations are promulgated whether by law, decree, interpretation or regulation, or by response to the insistence or request of any governmental authority or person purporting to act therefore, and the effect of such changed or new Regulation (a) is or will not be covered by any other provisions of the Agreement, or (b) has or will have an adverse economic effect upon the parties to this Agreement or the suppliers or customers of said parties, the parties shall have the option to request renegotiation of the prices and other pertinent terms provided for in the Agreement and their respective effective dates. Said option may be exercised by either party at any time after such changed or new Regulation is promulgated by giving notice of the exercise of its option to renegotiate to the other party prior to the time of delivery of bio-diesel or any part thereof. Such notice shall contain the new prices and terms desired by agreement of Eco and SOUTHERN IOWA BIOENERGY. If the parties do not agree upon new prices and terms satisfactory to both parties within ten (10) days after such notice is given, Eco and SOUTHERN IOWA BIOENERGY shall have the right to terminate the Agreement at the end of said ten (10) day period.

23.	General.

(a)	This Agreement is the entire understanding of the parties concerning the subject matter hereof, and it may be modified only in writing signed by the parties.

(b)
If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(c)
No party shall be liable for any failure to perform any or all of the provisions of this Agreement if and to the extent that performance has been delayed or prevented by reason of any cause beyond the reasonable control of such party. The expression "cause beyond the reasonable control" shall be deemed to include, but not be limited to: acts, regulations, laws, or restraints imposed by any governmental body; wars, hostilities, sabotage, riots, or commotions; acts of God; or fires, frost, storms, or lightning.

(d)	This Agreement is not intended to, and does not, create or give rise to any fiduciary duty on the part of any party to any other.

(e)
No action, regardless of its nature or form, arising from or in relation to this Agreement may be brought by either party more than two (2) years after the cause of action has arisen, or, in the case of an action for nonpayment, more than two (2) years from the date the last payment was due. Venue for any action arising from or in relation to this Agreement shall be in Osceola, IA.

(f)	This Agreement is governed by and shall be construed under the laws of the State of Iowa.

(g)
This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement shall not be assignable by either party, without the express written consent of the other party, except that ECO may assign its rights and duties under this Agreement in connection with the sale, merger, exchange or acquisition of all or substantially all of the assets or stock of ECO and ECO may assign its rights and duties under this Agreement to another company controlling, or controlled by, or under common control with ECO, all without having to obtain the express written consent of the other party.

(h)
This Agreement shall be binding upon SOUTHERN IOWA BIOENERGY and this above referenced Plant in the event that the name, SOUTHERN IOWA BIOENERGY is later changed to any name in the alternative. A change in name does not void, nor make this contract voidable.

DATED AND EXECUTED AS OF THIS DAY 6  OF JUNE , 2007

SOUTHERN IOWA BIOENERGY, LLC

BY: /s/William T. Higdon, President

ECO-ENERGY BIODIESEL, LLC.

BY: /s/ Jaime Dachelet

EXHIBIT A

Bio-diesel

Eco shall purchase 100% of the production of bio-diesel of SOUTHERN IOWA BIOENERGY's Plant on the following terms:

1.
Eco will pay on the Friday of each week for the shipments made by Sunday of the previous week upon receipt of Invoice, Bill of Lading, Return Bill of Lading, and Certificate of Analysis. All paperwork for the previous week’s shipments must be received by 12:00 noon Sunday.

2.	SOUTHERN IOWA BIOENERGY is responsible for any and all of its local, state and federal tax liabilities.

3.	Eco will provide scheduling and marketing for bio-diesel produced.

4.	Eco will be responsible for receivables risk on bio-diesel.

5.	Eco reserves the right to refuse business to anyone due to credit and market risk.

6.
SOUTHERN IOWA BIOENERGY shall meet or exceed all specifications ASTM D6751 fuel bio-diesel as well as any changes in fuel bio-diesel industry standards that might occur after the execution of this Agreement.

7.	SOUTHERN IOWA BIOENERGY will keep Eco informed on production forecasts, as well as daily plant inventory balances.

8.
On all truck and rail shipments title and risk of loss of the bio-diesel will pass at the loading flange between the Plant and the truck or railcar. Unless otherwise specified Eco is purchasing all bio-diesel on a FOB plant basis.

9.	SOUTHERN IOWA BIOENERGY will provide a minimum of 10 days storage on the SOUTHERN IOWA BIOENERGY site.

10.
Eco shall deduct all unavoidable costs such as government tariffs or assessment fees, sales taxes, import/export handling fees, assessments, inspection fees, or any other that has been approved by the appropriate member of the board of directors.

11.	Eco shall be notified in writing, by certified mail, prior to any feedstock changes. It is mutually understood that a change in feedstock could affect market prices.

EXHIBIT B

Eco Transportation Services

Unless otherwise provided by this Agreement, Eco will provide the following transportation services:

1.
Eco and SOUTHERN IOWA BIOENERGY shall mutually agree as to the number of railcars needed and their respective lease rates. Eco shall negotiate the terms of the rail car leases on behalf of SOUTHERN IOWA BIOENERGY. The leases of such railcars shall be in the name of SOUTHERN IOWA BIOENERGY and SOUTHERN IOWA BIOENERGY will be responsible for securing the railcars and lease payments.

2.	Eco will negotiate rail rates on behalf of SOUTHERN IOWA BIOENERGY; provided that the rail rates and the terms of all rail leases shall be subject to approval by SOUTHERN IOWA BIOENERGY.

3.	All rail contracts will be in the name of SOUTHERN IOWA BIOENERGY, or any name later chosen in the alternative.

4.	SOUTHERN IOWA BIOENERGY will invoice Eco for rail freight along with a copy of the actual railroad invoice. (This amount will be paid the following Friday upon receipt of invoice.)

5.	Eco will purchase all truck gallons on an FOB plant basis.

6.	Eco will supply all trucks in such quantity and at such times as are necessary to fulfill its obligations under this Agreement.